Exhibit 99.1

NEWS RELEASE	Contact:
Tim T. Esaki (808) 665-5480 tesaki@kapalua.com

MAUI LAND & PINEAPPLE REPORTS 2015 NET INCOME OF $6.8 MILLION

KAPALUA RESORT, Hawaii, February 23, 2016 (BUSINESS WIRE) --

Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported net income of $6.8 million, or $0.36 per share, for 2015. This compares to net income of $17.6 million, or $0.94 per share, for 2014. The Company reported revenues of $22.8 million and $33.3 million for 2015 and 2014, respectively.

For the fourth quarter of 2015, the Company recognized a net loss of $0.9 million or $(0.05) per share. For the fourth quarter of 2014, the Company recognized net income of $18.8 million or $1.00 per share. Operating revenues totaled $2.7 million and $23.0 million during the fourth quarters of 2015 and 2014, respectively.

In September 2015, the Company sold the 25-acre Kapalua Golf Academy parcel and related facilities for $12.0 million. The sale resulted in a gain of approximately $10.2 million.

In October 2014, the Company sold an unimproved 244-acre parcel of former agricultural land located in West Maui, commonly known as Lipoa Point, to the State of Hawaii for $19.8 million. The sale resulted in a gain of approximately $19.3 million with the proceeds from the sale designated for the benefit of the Company’s pension plans.

In May 2014, the Company sold a 4-acre parcel and building that serves as the maintenance facility for the Kapalua Plantation Golf Course for $2.3 million. The sale resulted in a gain of $1.5 million.

“We are very pleased with the substantial progress the Company has made over the past several years as we continue to focus on strengthening and growing our business,” stated Warren H. Haruki, Chairman and CEO. “Our team remains committed to being good stewards of the lands we’ve been entrusted for the benefit of our stakeholders and future Maui generations.”

Additional Information

Additional information with respect to Maui Land & Pineapple Company, Inc. and our 2015 operating results will be available on our Form 10-K filed with the Securities and Exchange Commission and our website www.mauiland.com.

About Maui Land & Pineapple Company, Inc.

Maui Land & Pineapple Company, Inc. develops, sells, and manages residential, resort, agricultural, commercial, and industrial real estate. The Company owns approximately 23,000 acres of land on Maui and manages agricultural, commercial and industrial properties; utilities; and a nature preserve at the Kapalua Resort.

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MAUI LAND & PINEAPPLE COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

	Years Ended December 31,
	2015	2014
	(in thousands except per
	share amounts)
OPERATING REVENUES
Real estate
Sales	$12,000	$22,687
Commissions	501	617
Leasing	5,546	5,404
Utilities	3,335	3,310
Resort amenities and other	1,404	1,246
Total Operating Revenues	22,786	33,264

OPERATING COSTS AND EXPENSES
Real estate
Cost of sales	1,759	1,294
Other	756	1,268
Leasing	2,258	2,501
Utilities	2,260	2,375
Resort amenities and other	925	900
General and administrative	2,131	1,974
Share-based compensation	955	355
Depreciation	2,115	2,301
Pension and other post-retirement expenses	295	391
Total Operating Costs and Expenses	13,454	13,359

OPERATING INCOME	9,332	19,905
Interest expense	(2,519)	(2,270)
NET INCOME	6,813	17,635
Pension, net of income taxes of $0	(3,093)	(5,882)
COMPREHENSIVE INCOME	$3,720	$11,753

NET INCOME PER COMMON SHARE
--BASIC AND DILUTED	$0.36	$0.94